EXHIBIT 99.1

Media Sciences Reports First Quarter Financial Results.

OAKLAND, N.J., November 13, 2009—Media Sciences International, Inc. [NASDAQ: MSII], the leading independent manufacturer of color toner cartridges and solid inks for use in color business printers, today announced its quarterly financial results for the three months ended September 30, 2009. The Company will host an investor conference call Monday morning at 8:45 a.m. ET to discuss its quarterly results.

Financial results for the quarter ended September 30, 2009 include:

•	Net revenues of $5,507,000, representing a $245,000 or 4% decrease year-over-year and an $118,000 or 2% decrease over the prior quarter.
•	Gross margin at 38.7% of net revenues, versus 45.6% for the same period last year.
•	Net loss of $259,000 ($0.02 per share), versus net income of $477,000 ($0.04 per share) in the year ago quarter, which included a non-recurring $1,500,000 litigation settlement recovery.

Our first quarter results were impacted by and include the following new or significant cash and non-cash items:

•

Product Warranty. We recognized $468,000 of warranty expense, representing a $254,000 increase (about $168,000 after tax or about $0.01 per share) compared with the $214,000 recognized in the comparative year ago period.

•

Foreign Currency Devaluation. Year-over-year US dollar translated revenues were adversely affected by devaluation of the British pound and euro. All told, the devaluation of the pound and euro adversely impacted our reported revenues and gross profits by about $156,000 (about $103,000 after tax or about $0.01 per share).

•	Stock-Based Compensation Expense (non-cash). Our operating results include $187,000 of pretax non-cash stock-based compensation expense ($124,000 after tax or about $0.01 per share).
•

Warrant Obligation & Related Fair Value Adjustment (non-cash). Effective July 1, 2009, we adopted a new accounting pronouncement which resulted in the recognition of a non-cash charge of $19,000 (about $13,000 after tax or about $0.00 per share). Despite the fact that our outstanding warrants do not meet the criteria of derivative instruments, this new rule requires us to treat them as such with mark-to-market adjustments each reporting period reported as income or expense in our statement of operations and the value of the warrants reflected as a deemed liability on our balance sheet. Regardless of whether these warrants expire unexercised or are exercised by the holder this deemed obligation will never be settled in cash.

CEO’s Comments

Michael W. Levin, President and CEO of Media Sciences International, Inc., noted the following regarding the quarter, “Our results are in line with internal expectations and reflect our cost reduction efforts over the last year and record U.S. office products and European revenues. With the financial rightsizing effort behind us, our focus is on driving revenue growth, optimizing our supply chain to improve our service levels to our partners, and returning to consistent profitability.”

Revenues

For the three months ended September 30, 2009, as compared to the same period last year, net revenues decreased by $245,000 or 4% from $5,752,000 to $5,507,000. This decline in net revenues was primarily driven by the revenue impact resulting from the year-over-year devaluation of the British pound and the euro and a decrease in revenues from our INKlusive program. Adjusting for the effect of currencies, our net revenues would have been about $5,667,000, down about $85,000 or 1% year-over-year.

Based on the declining INKlusive sales volumes, the Company made the decision to discontinue the program effective April 1, 2009. Although no new INKlusive contracts have been originated since April 1, 2009, we continue to fulfill our remaining INKlusive supply commitments. In the year ago period ending September 30, 2008 we recognized $117,000 in net revenues associated with new INKlusive printer placements. With discontinuance of the program, no similar revenues were generated during the three months ended September 30, 2009.

We ended the quarter with an order backlog of $374,000, representing a $133,000 increase over the prior quarter ended June 30, 2009. For the comparative year ago period, we had $463,000 of order backlog at September 30, 2008.

Gross Profit

Consolidated gross profit for the three months ended September 30, 2009, compared to the same period last year, decreased by $492,000 or 19% to $2,129,000 from $2,621,000. For the three months ended September 30, 2009, our gross margins declined by about 690 basis points to 38.7% from 45.6% in the comparative year ago period.

The year-over-year decline in the gross profit and margins for the quarter was primarily attributed to an increase in our warranty expense and the revenue and margin impact resulting from the devaluation of the British pound and the euro. The year-over-year increase in our warranty expense is related to one of our products where a latent issue was determined to have been caused by a change in manufacturing processes by one of our vendors. While the issue is now resolved, we expect a higher than normal rate of warranty claims in the near future. Gross margins were also adversely impacted by year-over-year increases in: customer freight costs borne by the Company; inbound freight costs; and manufacturing depreciation costs. These increases were only partially offset by some year-over-year reductions in our product costs.

Our margins reflect a portfolio of products. Generally, solid ink products generate greater margins than do toner-based products. While margins within the solid ink product line are very consistent, margins within the toner-based product line vary quite significantly. As a result, our margins can vary materially, not only as a function of the solid ink to toner sales mix, but of the sales mix within the toner-based product line itself. We expect to see changes in our margins, both favorable and unfavorable, as a result of continued changes in our sales mix.

Research and Development

Research and development spending for the three months ended September 30, 2009, compared to the same period last year, decreased by $32,000 or 9% to $341,000 from $373,000. The decrease in our research and development costs is attributed to our cost reduction efforts over the past year. Looking forward, we expect our research and development spending to represent a similar proportion of our net revenues.

Selling, General and Administrative

Selling, general and administrative expense, exclusive of depreciation and amortization, for the three months ended September 30, 2009, compared to the same period last year, decreased by $836,000 or 30% to $1,917,000 from $2,753,000. The decrease in selling, general and administrative expense was primarily driven by our cost reduction efforts and lower year-over-year costs of litigation. For the three months ended September 30, 2009, litigation costs were immaterial versus $184,000 in the year ago period. Also in the year ago quarter ended September 30, 2008, the Company incurred $299,000 of costs associated with the start-up of its manufacturing operations in China. During the three months ended September 30, 2009, we had no comparable costs as this manufacturing facility was closed and these operations ceased in the preceding fiscal quarter.

Selling, general and administrative expense, exclusive of depreciation and amortization, for the three months ended September 30, 2009 includes about $158,000 of non-cash stock-based compensation expense. This compares with about $163,000 of stock-based compensation expense in the comparative year ago three months ended September 30, 2008.

Net Income (Loss)

For the three months ended September 30, 2009, we lost $259,000 ($0.02 per share basic and diluted). This compares with net income of $477,000 ($0.04 per share basic and diluted) for the three months ended September 30, 2008. But for the benefit of the non-recurring litigation settlement recognized in the comparative year ago period, the Company would have reported a recurring net loss of about $513,000. Thus, the Company realized about $254,000 of improvement year-over-year in its recurring operating results.

Conference Call Note

Media Sciences International, Inc. will hold a conference call to discuss its quarterly results on Monday, November 16, 2009, at 8:45 a.m. Eastern Time. The call will be webcast live by Thomson/CCBN and may be accessed through Media Sciences’ web site at www.mediasciences.com. Investors and other interested parties in the United States may access the teleconference by calling 866.543.6405. International callers may dial 617.213.8897. The passcode for the teleconference is 68634274.

For more information on Media Sciences, its SEC filings, or to access more information about Media Science’s quarter and year-to-date financial results, including supplemental financial schedules, please visit the investor relations section of the Company’s website at www.mediasciences.com or directly at http://phx.corporate-ir.net/phoenix.zhtml?c=79804&p=irol-irhome. (Note: If clicking on the above links does not open in a new web page, please cut and paste the above urls into your browser's address bar.)

About Media Sciences International, Inc. (NASDAQ: MSII): Media Sciences International, Inc. (NASDAQ: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Brother®, Dell®, Epson®, Konica Minolta®, OKI®, Ricoh®, Samsung®, and Xerox® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color®—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the properties of their respective owners.

Forward Looking Statements

This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations and are subject to risks and uncertainties.  Actual results may differ materially from those included in these statements due to a variety of factors, including those factors identified in our Annual Report on Form 10-K for the year ended June 30, 2009, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Contacts:

Media Sciences International, Inc.

Investor Contact: Kevan D. Bloomgren, Chief Financial Officer,

kbloomgren@mediasciences.com, 201.677.9311, ext. 213

Media Contact: Bill Besold, Marketing Communications Director,

bbesold@mediasciences.com, 201.677.9311, ext. 299

Web site: http://www.mediasciences.com